Exhibit 10.1

AMENDMENT NO. 1 TO AMENDED AND RESTATED ASSET
MANAGEMENT AGREEMENT

This amendment (this “Amendment”), dated as of November 7, 2018 hereby amends the Amended and Restated Asset Management Agreement dated as of November 9, 2017 (the “Asset Management Agreement”) by and between NorthStar Realty Europe Corp., a Maryland corporation (“NRE”), and CNI NRE Advisors, LLC, a Delaware limited liability company (the “Asset Manager”). Each capitalized term used in this Amendment and not otherwise defined herein shall have the meaning ascribed to such term in the Asset Management Agreement.

NOW, THEREFORE, the parties hereto, for good and valuable consideration, the adequacy of which is hereby acknowledged, and intending to be legally bound, hereby wish to amend the Asset Management Agreement on the terms set forth herein:
AGREEMENTS
1.    Press Release. NRE has issued a press release announcing this Amendment and that the SRC, is conducting a process to review strategic alternatives in an effort to enhance stockholder value, including by means of a potential sale of NRE.
2.    Commercially Reasonable Efforts. At the direction of the SRC, NRE shall use commercially reasonable efforts, consistent with the fiduciary duties of the SRC and the Board of Directors of NRE, to enter into a definitive agreement providing for an NRE Change of Control.
3.    Management. Subject to the other terms and conditions of this Amendment, from the date hereof through the Termination Date (as defined below), the Asset Manager shall continue to manage NRE and provide Services pursuant to the existing terms of the Asset Management Agreement, including in exchange for NRE’s payment of the Base Management Fee, any Incentive Fee and expense reimbursement due pursuant to the existing terms of the Asset Management Agreement.
4.    Retention and Transition Plan. Promptly after the date hereof, the Asset Manager and NRE (through its Board of Directors) hereby agree to formulate a management transition and retention program to induce the employees of the Asset Manager and its Subsidiaries set forth on Exhibit A to continue providing Services to NRE through the Termination Date and substantially similar services to NRE following the Termination Date, which program shall be reasonably acceptable to the Board of Directors of NRE and the Asset Manager.
5.    Termination of the Asset Management Agreement. After the date hereof and prior to the Outside Date, the Asset Manager and NRE acknowledge and agree that any definitive agreement entered into with respect to an NRE Change of Control need not comply with Section 19(b) of the Asset Management Agreement. The Asset Management Agreement will automatically terminate (the date of such termination, the “Termination Date”), without further action of either party hereto, effective upon the earlier of (A) (i) the closing of an NRE Change of Control, and (ii) the completion of an internalization of the management of NRE within nine months of a Triggering Date (as defined below) (the date which is nine months after the Triggering Date being referred to as the “Outside

Date”), following which each of NRE and the Asset Manager shall have no further rights or obligations under the Asset Management Agreement other than the payment of the Termination Payment in accordance with the terms hereof; provided that following the Triggering Date, NRE shall promptly make a public announcement regarding the termination of its process to review strategic alternatives and initiation of the internalization process, at which time NRE’s obligations under Section 2 shall terminate. “Triggering Date” means the later of (x) April 30, 2019 if on such date there is not in place a definitive agreement for an NRE Change of Control, and (y) if on April 30, 2019 there is a definitive agreement for an NRE Change of Control, such date on which such agreement is terminated, if any, if no other definitive agreement for an NRE Change of Control is entered into within 30 days thereafter. On the Termination Date, NRE shall pay to the Asset Manager a termination payment equal to (I) $70,000,000, minus (II) the amount of any Incentive Fee paid pursuant to the Asset Management Agreement on or after the date hereof and on or prior to the Termination Date (the “Termination Payment”). Any internalization of the management of NRE shall be pursuant to a definitive agreement, the form of which shall be of a customary nature for transactions of this type, shall be negotiated in good faith and shall be reasonably acceptable to the Board of Directors of NRE and the Asset Manager. During the period from any Triggering Date to the corresponding Outside Date, the Asset Manager shall reasonably cooperate with NRE to finalize the internalization of the management of NRE as soon as reasonably practicable after such Triggering Date.
6.    Incentive Fee. Each of NRE and the Asset Manager hereby agree that (i) the payment of all Incentive Fees in accordance with the Asset Management Agreement on or prior to the Outside Date shall in no event exceed $70,000,000 in the aggregate and (ii) no Incentive Fee shall be due or payable to the Asset Manager pursuant to the terms of the Asset Management Agreement in respect of any NRE Change of Control in connection with which the Termination Payment is paid or any period on or after the Termination Date. For the avoidance of doubt and for illustrative purposes only, if all Incentive Fees paid prior to the Termination Date equal to fifteen million dollars ($15,000,000), the Termination Payment would equal fifty-five million dollars ($55,000,000).
7.    Transition Services Agreement. At the request of the Board of Directors of NRE, the Asset Manager and NRE agree to negotiate in good faith to execute a definitive transition services agreement, the form of which is reasonably acceptable to the Board of Directors of NRE and the Asset Manager, which transition services agreement shall remain in place for a period commencing upon the Termination Date and for nine (9) months thereafter (or such shorter time as the Board of Directors of NRE shall request).
8.    Miscellaneous. The provisions set forth in Section 22 through Section 30 and Section 32 through Section 35 of the Asset Management Agreement are hereby incorporated herein, with all references to the “Agreement” being references to the Asset Management Agreement as amended by this Amendment. This Amendment may be executed in one or more counterparts, and each of such counterparts shall, for all purposes, be deemed to be an original, but all of such counterparts shall constitute one and the same instrument.
[Signatures on Next Page]

NORTHSTAR REALTY EUROPE CORP.

By: /s/ RONALD M. SANDERS
Name: Ronald M. Sanders
Title: Assistant Secretary

CNI NRE ADVISORS, LLC

By:     /s/ MARK M. HEDSTROM
Name: Mark M. Hedstrom
Title: Vice President